Exhibit 99.1

Alico, Inc. Announces Two New Appointments to the Board of Directors

Fort Myers, FL, August 6, 2020 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces the appointment of two new members to the Company’s Board of Directors (the “Board”).

Joining our Board is Ms. Kate English and Mr. Adam Putnam. Ms. English will serve on the Compensation Committee and Nominating and Governance Committee. Mr. Putnam will serve on the Audit Committee and the Nominating and Governance Committee. Each will serve until the 2021 annual meeting of the Company’s shareholders or until her or his earlier death, resignation, or removal in accordance with the Amended and Restated Bylaws of the Company. This brings Alico’s total board membership to nine.

Mr. Benjamin Fishman, Chairman of Alico’s board of directors, commented “We are pleased to welcome Ms. English and Mr. Putnam to our board of directors. They are both lifelong Floridians and bring decades of leadership in the area of agriculture as well as other land expertise that are vital to our future operations and strategy. The addition of these directors complements our current board of directors' skills and experiences, and we are confident they will provide valuable perspectives as we continue to execute our strategy, drive profitability and enhance value for all Alico’s shareholders. We look forward to their contributions and are excited they have joined Alico.

Ms. English is a Partner at Pavese Law Firm, whose practice concentrates on agricultural, environmental and land use law with an emphasis on developing value and maintaining productivity for larger properties. She has particular experience representing companies whose key businesses are farming, conservation and development. Before entering law school, she was a field representative for Florida Citrus Mutual, working with its grower members in nine counties in South and Southwest Florida.

Mr. Putnam is the Chief Executive Officer of Ducks Unlimited, an American nonprofit organization dedicated to the conservation of wetlands and associated upland habitats for waterfowl, other wildlife, and people. Mr. Putnam also served as Florida’s Commissioner of Agriculture from 2011-2019 and was a US Congressman for five terms.

For more information about Alico’s board of directors, please visit our site at http://ir.alicoinc.com/board-of-directors.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Alico Water Resources and Other Operations, a leading water storage and environmental services division. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; Alico’s receipt of future funding from the state of Florida in connection with water retention projects; impact of the COVID-19 outbreak and the coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force, the labor force of contractors we engage, and the labor force of our competitors; other risks related to the duration and severity of the COVID-19 outbreak and coronavirus pandemic and its impact on Alico’s business; the impact of the COVID-19 outbreak and coronavirus pandemic on the U.S. and global economies and financial markets; access to governmental loans and incentives; any reduction in the public float resulting from repurchases of common stock by Alico; changes in equity awards to employees; any increase in the public float resulting from the distribution by 734 Investors of its shares to its members; whether the Company's dividend policy, including its recent increased dividend amounts, is continued; expressed desire of certain of our stockholders to liquidate their shareholdings by virtue of past market sales of common stock by sales of common stock or by way of future transactions; political changes and economic crises; competitive actions by other companies; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the ability to secure permits for the Water Storage Contract and Project from the South Florida Water Management District; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U. S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact of concentration of sales to one customer; whether  the State of Florida exercises an option to purchase approximately 10,700 acres of land from Alico; and changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; and soil conditions, harvest yields, prices for commodities, and crop production expenses.  Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

This press release also contain financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control.  There can be no assurance that the assumptions made in preparing the projected financial impact will prove accurate.  Accordingly, actual results may differ materially from the projected financial impact.

Investor Contact:

Investor Relations

(646) 277-1254

InvestorRelations@alicoinc.com

Richard Rallo

Senior Vice President and Chief Financial Officer

(239) 226-2000

rrallo@alicoinc.com

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